Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Record Second-Quarter Earnings
Net Earnings Improve by $12.5 Million Despite Lower Specialty Fertilizer Demand

OVERLAND PARK, Kan. (July 28, 2009) – Compass Minerals (NYSE: CMP) reports the following results of its second-quarter operations:
•	Net earnings increased to $14.1 million, or $0.42 per diluted share, from $1.6 million, or $0.05 per diluted share, in the second quarter of 2008.

•
Excluding special items from both years, net earnings were $17.1 million, or $0.51 per diluted share, in the 2009 quarter compared to $4.7 million, or $0.14 per diluted share, in the 2008 quarter.  In both years, the company incurred expenses related to redemptions of its highest-cost debt.

•
Sales were $159.5 million compared to $162.0 million in the prior-year period, while product sales, which exclude shipping and handling costs, were up 2 percent to $119.3 million from $116.7 million in the 2008 quarter.  These results were driven by increased salt sales offset by a decline in specialty fertilizer sales volume.

•
Both of the company’s segments set records for second-quarter earnings as salt segment operating earnings nearly quadrupled over the prior-year quarter and specialty fertilizer operating earnings improved 15 percent.

•	The bidding process for North American highway deicing contracts for the 2009-2010 winter season is approximately 80 percent complete with average bid prices up approximately 8 percent.

“Once again, our results demonstrate the recession-resistant nature of Compass Minerals’ core salt business and the ability of our specialty fertilizer segment to generate year-over-year earnings growth despite the recent volatility in the broad potash industry,” said Angelo Brisimitzakis, Compass Minerals president and CEO.  “We believe that the company’s solid fundamentals, our low-cost operating model and the essential nature of our products position Compass Minerals to continue its history of strong performance in spite of the current economic environment.”

Compass Minerals

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Sales	$ 159.5	$ 162.0	$ 468.6	$ 542.0
Sales less shipping and handling (product sales)	122.0	119.9	340.1	368.7
Operating earnings	34.8	18.9	129.4	97.0
Operating margin	22%	12%	28%	18%
Net earnings	14.1	1.6	75.7	50.7
Net earnings, excluding special items*	17.1	4.7	78.7	53.8
Diluted earnings per share	0.42	0.05	2.27	1.53
Diluted earnings per share, excluding special items*	0.51	0.14	2.36	1.62
EBITDA*	39.5	24.5	145.4	115.2
Adjusted EBITDA*	45.4	29.0	150.2	117.8
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT
Salt segment sales increased 13 percent over the prior-year quarter driven by pricing improvements and a modest gain in total salt sales volumes.  Salt operating earnings were a second-quarter record $19.3 million, and salt operating margins as a percent of salt sales increased by nearly 11 percentage points over the 2008 quarter.
Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Sales	$118.4	$104.9	$387.2	$434.1
Sales less shipping and handling (product sales)	$83.2	$69.1	$263.6	$274.0
Operating earnings	$19.3	$4.9	$96.7	$74.4
Sales volumes (in thousands of tons):
Highway deicing	1,225	1,108	4,954	6,246
Consumer and industrial	499	566	1,129	1,328
Total salt	1,724	1,674	6,083	7,574
Average sales price (per ton):
Highway deicing	$37.83	$30.98	$44.58	$42.08
Consumer and industrial	$144.61	$124.61	$147.38	$128.99
Total salt	$68.71	$62.66	$63.66	$57.32

Highway deicing sales volumes were up 11 percent as some customers in North America took deicing salt deliveries at prior-season prices and customers in the U.K. began building inventories for the upcoming winter.  These off-season highway deicing sales were partially offset by a decline in lower-priced rock salt sales to chemical manufacturers.  The resulting shift

Compass Minerals

toward higher-value deicing salt combined with year-over-year price improvements generated a 22 percent increase in the average selling price of highway deicing salt.
Consumer and industrial sales volumes declined 12 percent compared to the prior-year quarter primarily reflecting the company’s strategy to maximize the value of its production which has led the company to relinquish some lower-value sales.  This strategy along with year-over-year price improvements generated a 16 percent increase in average selling prices and significantly contributed to the $14.4 million increase in salt operating earnings compared to the 2008 quarter.
 “Our customers recognize that salt is largely a non-discretionary purchase because it is essential in its applications and is particularly critical to roadway safety, yet salt costs are usually a small part of our customers’ budgets.  The combined low relative cost and essential nature of salt make it highly recession resistant, even in today’s unprecedented economic environment,” said Dr. Brisimitzakis.  “The highway deicing salt contracts we have won for the upcoming winter bear this out.  Our customers have requested larger-than-historical volumes, similar to the volumes requested for the 2008-2009 winter season.  With the additional tons available from the first phase of our Goderich, Ontario mine expansion and modest inventory recovery, we expect to be able to commit to serve more customers than last year.  Of course, our actual winter sales will be primarily determined by the severity of the upcoming winter weather.”
SPECIALTY FERTILIZER SEGMENT
Specialty fertilizer sales declined 29 percent from the prior-year quarter to $38.4 million, yet operating earnings improved 15 percent to $25.0 million, a second-quarter record.  The sales reduction was due to a 63 percent decline in sales volumes as the agriculture industry has reduced nutrient purchases in response to the current economic environment.  The sales volume decline was partially offset by a 95 percent year-over-year increase in average selling prices.  The company continues to leverage its low-cost production methods and its access to ample storage to build inventory in preparation for an anticipated return to more-normal customer demand.
Specialty Fertilizer Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Sales	$38.4	$53.9	$76.6	$101.6
Sales less shipping and handling (product sales)	$36.1	$47.6	$71.7	$88.4
Operating earnings	$25.0	$21.7	$51.8	$38.8
Sales volume (in thousands of tons)	41	111	78	234
Average sales price (per ton)	$944	$485	$980	$434

Compass Minerals

“We remain optimistic about the long-term fundamentals of our specialty potash business despite short-term volatility in the marketplace.  The world’s growing population will continue to require more and more-nutritious fruits, vegetables, nuts and other wholesome foods, and our all-natural, organic-approved sulfate of potash will help growers improve the quality and yield of their specialty crops to meet this important long-term need,” Dr. Brisimitzakis continued.  “Though we expect sulfate of potash sales to remain below normal levels through 2009 as growers continue to conserve cash, we believe that demand will progressively strengthen through the second half of 2009 and approach historical norms in 2010.  We also expect our specialty fertilizer segment to remain solidly profitable regardless of recent price fluctuations in the broader, standard potash market.  Both our low-cost solar-evaporation production method and our supply agreement for the purchase of muriate of potash – which is used to extend our solar production – continue to provide us with a favorable SOP cost structure.”
OTHER FINANCIAL HIGHLIGHTS
 Selling, general and administrative expenses increased $2.0 million year-over-year principally due to higher costs for professional services.
Interest expense dropped by 40 percent to $6.6 million from $11.0 million for the same period in 2008 because of reductions in long-term borrowings and lower average interest rates.  During the current-year quarter, the company refinanced the final $90 million balance of 12-percent senior subordinated discount notes with $100 million of 8-percent senior notes.  Other expense includes costs of $5.0 million related to that refinancing.  Income tax expense increased by $6.4 million from the prior-year period consistent with higher pre-tax earnings.
Cash flows from operations for the six months ending June 30, 2009, were $88.3 million compared to $178.3 million in the prior-year period.  Working capital excluding cash increased by $50.3 million during the first half of 2009, primarily as a result of the company’s strategy to leverage our advantaged sulfate of potash specialty fertilizer assets to build additional inventory.  Cash and cash equivalents at the end of the period were $25.6 million higher than in the prior-year period and there was no outstanding balance on the company’s revolving credit facility.
Conference Call
The company will discuss its results on a conference call tomorrow, Wednesday, July 29, at 9:00 a.m. ET.  To access the call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 228-7138.  Callers must provide the conference ID number 20010525.  Outside of the U.S. and Canada, callers may dial (706) 643-0377.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be

Compass Minerals

accessed by phone for seven days at (800) 642-1687, conference ID 20010525.  Outside of the U.S. and Canada, callers may dial (706) 645-9291.  An updated summary of the company’s performance and value proposition is included in a presentation available on the company’s website at www.compassminerals.com/presentation.
About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.
Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s performance.  In addition to using GAAP financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA, a non-GAAP financial measure, to evaluate the performance of our core business operations.  To effectively manage our resource allocation, cost of capital and income tax positions, we evaluate the operating units on the basis of EBITDA.  EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or liquidity.  EBITDA excludes interest expense, income taxes and depreciation and amortization, each of which is an essential element of our cost structure and cannot be eliminated.  Our borrowings are a significant component of our capital structure and interest expense is a continuing cost of debt.  We are also required to pay income taxes.  We have a significant investment in capital assets, and depreciation and amortization reflects the utilization of those assets in order to generate revenues.  Consequently, any measure that excludes these elements has material limitations.  EBITDA does, however, include other cash and non-cash items which management believes are not indicative of the ongoing operating performance of our core business operations.  Management excludes these items to calculate adjusted EBITDA.  While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.
Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items include costs

Compass Minerals

to redeem senior subordinated discount notes and refinancing costs in both 2009 and 2008.  Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net earnings	$14.1	$1.6	$75.7	$50.7
Income tax expense	8.2	1.8	34.8	20.7
Interest expense	6.6	11.0	14.1	23.0
Depreciation, depletion and amortization	10.6	10.1	20.8	20.8
EBITDA	$39.5	$24.5	$145.4	$115.2
Adjustments to EBITDA:
Other expense(1)	5.9	4.5	4.8	2.6
Adjusted EBITDA	$45.4	$29.0	$150.2	$117.8

(1) Includes second-quarter costs of $5.0 million in 2009 and $5.1 million in 2008 to redeem $90 million and $70 million, respectively, of our 12-percent senior subordinated notes. Also includes interest income and foreign exchange gains and losses in all periods.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net earnings	$14.1	$1.6	$75.7	$50.7
Note redemption costs, net of tax(1)	3.0	3.1	3.0	3.1
Net earnings, excluding special items	$17.1	$4.7	$78.7	$53.8

(1) Includes second-quarter pre-tax costs of $5.0 million in 2009 and $5.1 million in 2008 to redeem $90 million and $70 million, respectively, of our 12-percent senior subordinated notes.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Sales	$159.5	$162.0	$468.6	$542.0
Shipping and handling cost	37.5	42.1	128.5	173.3
Product cost	67.0	82.8	169.8	234.6
Gross profit	55.0	37.1	170.3	134.1

Selling, general and administrative expenses	20.2	18.2	40.9	37.1
Operating earnings	34.8	18.9	129.4	97.0

Other expense:
Interest expense	6.6	11.0	14.1	23.0
Other, net	5.9	4.5	4.8	2.6
Earnings before income taxes	22.3	3.4	110.5	71.4
Income tax expense	8.2	1.8	34.8	20.7
Net earnings	$14.1	$1.6	$75.7	$50.7

Basic net earnings per share	$0.42	$0.05	$2.28	$1.53
Diluted net earnings per share	$0.42	$0.05	$2.27	$1.53
Cash dividends per share	$0.355	$0.335	$0.71	$0.67

Weighted-average shares outstanding (in thousands): (1)
Basic	32,585	32,405	32,539	32,386
Diluted	32,601	32,480	32,570	32,463

(1) The company has adopted the two-class method of calculating earnings per share (FSP EITF 03-6-1) to account for its stock awards that receive non-forfeitable dividends. As a result, the above basic and diluted weighted shares outstanding do not include 712,000 participating securities in the three- and six-month periods ending June 30, 2009, and 736,000 and 690,000 participating securities in the three- and six-month periods ending June 30, 2008, respectively. Consistent with FSP EITF 03-6-1, the two-class method of calculating earnings per share has been retrospectively applied to the 2008 weighted-average shares outstanding shown above, and the basic and diluted earnings per share for the 2008 periods shown above did not change from those previously reported.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	June 30,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$66.3	$34.6
Receivables, net	70.1	210.4
Inventories	201.6	123.3
Other current assets	35.4	22.2
Property, plant and equipment, net	408.6	383.1
Intangible and other noncurrent assets	54.4	49.0
Total assets	$836.4	$822.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$116.4	$215.5
Long-term debt, net of current portion	488.6	491.6
Deferred income taxes and other noncurrent liabilities	87.5	51.0
Total stockholders' equity	143.9	64.5
Total liabilities and stockholders' equity	$836.4	$822.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended
	June 30,
	2009	2008
Net cash provided by operating activities	$88.3	$178.3

Cash flows from investing activities:
Capital expenditures	(29.1)	(20.0)
Purchase of a business	(3.6)	-
Other, net	(0.4)	1.2
Net cash used in investing activities	(33.1)	(18.8)

Cash flows from financing activities:
Issuance of long-term debt	97.5	-
Principal payments on long-term debt	(91.8)	(72.2)
Revolver activity	(8.6)	(33.9)
Tender and call premiums and fees paid to refinance debt	(6.5)	(4.2)
Dividends paid	(23.6)	(22.1)
Proceeds received from stock option exercises	2.1	1.7
Excess tax benefits from equity compensation awards	2.2	2.3
Other, net	(0.9)	-
Net cash used in financing activities	(29.6)	(128.4)
Effect of exchange rate changes on cash and cash equivalents	6.1	(2.5)
Net change in cash and cash equivalents	31.7	28.6
Cash and cash equivalents, beginning of the period	34.6	12.1
Cash and cash equivalents, end of period	$66.3	$40.7

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

		Specialty	Corporate
Three Months Ended June 30, 2009	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$118.4	$38.4	$2.7	$159.5
Intersegment sales	0.2	4.1	(4.3)	-
Shipping and handling cost	35.2	2.3	-	37.5
Operating earnings (loss)	19.3	25.0	(9.5)	34.8
Depreciation, depletion and amortization	7.3	2.2	1.1	10.6
Total assets	557.3	206.3	72.8	836.4

		Specialty	Corporate
Three Months Ended June 30, 2008	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$104.9	$53.9	$3.2	$162.0
Intersegment sales	0.2	6.0	(6.2)	-
Shipping and handling cost	35.8	6.3	-	42.1
Operating earnings (loss)	4.9	21.7	(7.7)	18.9
Depreciation, depletion and amortization	7.0	2.5	0.6	10.1
Total assets	483.1	156.2	62.5	701.8

		Specialty	Corporate
Six Months Ended June 30, 2009	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$387.2	$76.6	$4.8	$468.6
Intersegment sales	0.3	5.5	(5.8)	-
Shipping and handling cost	123.6	4.9	-	128.5
Operating earnings (loss)	96.7	51.8	(19.1)	129.4
Depreciation, depletion and amortization	14.1	4.5	2.2	20.8

		Specialty	Corporate
Six Months Ended June 30, 2008	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$434.1	$101.6	$6.3	$542.0
Intersegment sales	0.3	10.3	(10.6)	-
Shipping and handling cost	160.1	13.2	-	173.3
Operating earnings (loss)	74.4	38.8	(16.2)	97.0
Depreciation, depletion and amortization	14.8	4.9	1.1	20.8

a) “Corporate and Other” includes corporate entities, the records management business and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.